Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement

dated April 23, 2020

Registration No. 333-237773

April 23, 2020

Summary of Final Terms and Details of the Issue

$600,000,000 2.875% Senior Notes due 2030

Issuer:	Constellation Brands, Inc.

Principal Amount:	$600,000,000 aggregate principal amount.

Title of Securities:	2.875% Senior Notes due 2030 (the “notes”).

Final Maturity Date:	May 1, 2030.

Public Offering Price:	99.801% of principal amount plus accrued interest, if any, from and including April 27, 2020.

Coupon:	2.875% per annum.

Interest Payment Dates:	May 1 and November 1.

Record Dates:	April 15 and October 15.

First Interest Payment Date:	November 1, 2020.

Benchmark UST:	1.500% UST due February 15, 2030.

Benchmark UST Price & Yield:	108-18+ / 0.598%.

Spread to Benchmark UST:	230 basis points.

Yield to Maturity:	2.898%.

Optional Redemption:	At any time prior to February 1, 2030, the Company may redeem the notes, in whole or in part at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes being redeemed; and

(ii)  the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the notes being redeemed (assuming for this purpose, that the notes mature on February 1, 2030) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 35 basis points.

On or after February 1, 2030, the Company may redeem the notes, in whole or in part at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

In each case, the Company will also pay accrued and unpaid interest on the notes to, but excluding, the redemption date.

Mandatory Offer to Redeem Upon Change of Control Triggering Event:	If the Company experiences a change of control triggering event, the Company must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Trade Date:	April 23, 2020.

Settlement Date:	April 27, 2020, which will be the second business day following the date of pricing of the notes (T+2).

Distribution:	SEC Registered.

CUSIP/ISIN Numbers:	CUSIP: 21036P BF4 ISIN: US21036PBF45

Joint Bookrunners:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BMO Capital Markets Corp. TD Securities (USA) LLC

Co-Managers:	BBVA Securities Inc.
BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
M&T Securities, Inc.
Siebert Williams Shank & Co., LLC

$600,000,000 3.750% Senior Notes due 2050

Issuer:	Constellation Brands, Inc.

Principal Amount:	$600,000,000 aggregate principal amount.

Title of Securities:	3.750% Senior Notes due 2050 (the “notes”).

Final Maturity Date:	May 1, 2050.

Public Offering Price:	99.286% of principal amount plus accrued interest, if any, from and including April 27, 2020.

Coupon:	3.750% per annum.

Interest Payment Dates:	May 1 and November 1.

Record Dates:	April 15 and October 15.

First Interest Payment Date:	November 1, 2020.

Benchmark UST:	2.375% UST due November 15, 2049.

Benchmark UST Price & Yield:	129-15 / 1.190%.

Spread to Benchmark UST:	260 basis points.

Yield to Maturity:	3.790%.

Optional Redemption:	At any time prior to November 1, 2049, the Company may redeem the notes, in whole or in part at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes being redeemed; and

(ii)  the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the notes being redeemed (assuming for this purpose, that the notes mature on November 1, 2049) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 40 basis points.

On or after November 1, 2049, the Company may redeem the notes, in whole or in part at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

In each case, the Company will also pay accrued and unpaid interest on the notes to, but excluding, the redemption date.

Mandatory Offer to Redeem Upon Change of Control Triggering Event:	If the Company experiences a change of control triggering event, the Company must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Trade Date:	April 23, 2020.

Settlement Date:	April 27, 2020, which will be the second business day following the date of pricing of the notes (T+2).

Distribution:	SEC Registered.

CUSIP/ISIN Numbers:	CUSIP: 21036P BG2 ISIN: US21036PBG28

Joint Bookrunners:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BMO Capital Markets Corp. TD Securities (USA) LLC

Co-Managers:	BBVA Securities Inc.
BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
M&T Securities, Inc.
Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any Joint Bookrunner will arrange to send you the prospectus, at no cost, if you request it by calling, as applicable, (i) the issuer’s Secretary at 1-585-678-7100, (ii) BofA Securities, Inc. at (800) 294-1322 (toll free), (iii) Goldman Sachs & Co. LLC at (866) 471-2526 (toll free) or (iv) J.P. Morgan Securities LLC at (212) 834-4533 (collect).